EXHIBIT 10.1

Severance Agreement

1. This agreement is entered into by Cogent Communications, Inc. (“Cogent”) and the executive employee signing this Agreement, below (“Executive”).

2. As an inducement for Executive to focus his or her full efforts on Cogent’s business without undue concern for future employment the Compensation Committee of the Cogent Board of Directors has approved the following minimum severance provisions for Executive.

3. If Executive is terminated other than for Cause (as defined below) or Executive terminates his or her employment for Good Reason (as defined below), Executive shall continue to receive his or her salary (reduced by all mandatory withholdings for taxes or other governmentally required payments such as garnishments) for 3 months following the date of termination, i.e. Executive shall be paid through the 91st day following the date of termination. Executive shall be paid commission earned through Executive’s date of termination. However, if the termination follows a Change of Control (as defined below) such payment shall be made as a lump sum within 5 days of termination. Salary means Executive’s regular salary (excluding bonuses, income from vesting of restricted stock, dividends paid on unvested and vested stock, and other similar elements of compensation that are not regular salary) before voluntary withholdings and reductions (such as those for parking, 401(k) plan, medical, dental, and life insurance) and before mandatory withholdings for taxes and other governmentally required payments such as garnishments. At the election of Executive, the employee share of the cost of benefits (provided in paragraph 4) may be paid through a salary reduction agreement (in order to make such payments with pre-tax income).

4. If Executive is terminated other than for Cause or Executive terminates his or her employment for Good Reason, Executive shall continue to receive through the last day of the third month following the month in which termination occurs health insurance, dental insurance, life insurance (to the extent paid by the company), and long term disability insurance. Cogent shall pay the company share of such benefits and Executive shall pay the employee share, e.g. the employee portion of the premium for health and dental insurance. The employee share and company share shall be the same as currently applicable to the benefits at the time of termination.

5. For purposes of this agreement, Cogent shall have “Cause” to terminate the Executive’s employment hereunder (i) upon the Executive’s conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, or (ii) upon the Executive’s willful and continued failure to substantially perform his or her duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after written notice has been delivered to the Executive by Cogent, which notice specifically identifies the manner in which the Executive has not substantially performed his duties, and the Executive’s failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to the Executive. No act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of Cogent.

6. “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one of the following:

a.	the assignment to Executive of duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities; or

b.	a reduction in Executive’s regular salary; or

c.	relocation of Executive’s principal place of employment outside of the Washington, DC area.

7. “Change of Control” shall mean any of the following: (i) a consolidation, merger or reorganization of Cogent Communications Group, Inc. with or into any other corporation or corporations in which the stockholders of Cogent Communications Group, Inc. immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation; (ii) a transaction or series of related transactions, other than an underwritten public offering, in which at least fifty percent (50%) of Cogent Communications Group, Inc.’s voting power is transferred; (iii) the sale, transfer or lease of all or substantially all of the assets of Cogent Communications Group, Inc.; (iv) the acquisition of shares of capital stock of Cogent Communications Group, Inc. (whether through a direct issuance by Cogent Communications Group, Inc., negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Cogent Communications Group, Inc. immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event; or (v) the consummation by Cogent Communications Group, Inc. of a plan of complete liquidation of Cogent Communications Group, Inc.

8. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

9. Executive shall be entitled to the indemnification set forth in the certificate of organization of any entity for which he or she performs services to the maximum extent permitted by law. Executive shall also be entitled to the protection of any insurance policies Cogent may elect to maintain generally for the benefit of its directors and officers.

10. Executive agrees that he or she remains an employee at will whose employment may be terminated at any time with or without cause.

11. Cogent agrees that Executive is giving consideration for this agreement by relying upon its provisions in determining whether or not to seek other employment.

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Accepted and agreed to:

	Cogent Communications, Inc.		Executive
By:	/s/Dave Schaeffer		/s/ Ernest Ortega

Name:	Dave Schaeffer	Name:	Ernest Ortega
Title:	CEO	Date:	July 1, 2013
Date:	August 1, 2013
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